Exhibit 99.1

Investor Contacts:

Erica Abrams, Stacie Bosinoff

The Blueshirt Group for CallWave

415.217-7722

Erica@blueshirgroup.com

Stacie@blueshirtgroup.com

Press Contact:

Palmer Jackson

805-690-4105

palmer.jackson@callwave.com

CallWave Revises Outlook for Third and Fourth Quarters of Fiscal 2005

March 4, 2005 (Santa Barbara, CA) – CallWave, a leading provider of VoIP applications, today provided a revised outlook for its third quarter ending March 31, 2005 and fourth quarter ending June 30, 2005. For the third quarter, the company currently expects revenue to be in the range of $11.4 to $11.6 million and pre-tax income per share in the range of $0.07 to $0.09, which are below its previous guidance. For the fourth quarter of 2005, CallWave currently expects to report revenue in the range of $11.6 to $11.8 million and pre-tax income per share in the range of $0.10 to $0.12.

Revenue and earnings for the third quarter are being impacted by slower than expected implementations by new indirect partners. Due to these partner delays, the company now forecasts no incremental revenue growth in the indirect channel for the third and fourth quarters.

Expenses in the third quarter are expected to be $300,000 higher than planned primarily due to increased media costs, driven by consolidation and demand in the on-line advertising market. CallWave expects media costs to remain higher than originally forecasted for the fourth quarter and into 2006, which will impact operating margins. In addition, the company now anticipates approximately $100,000 of additional R&D expense in the third quarter.

“While we’re disappointed with the speed at which these new partnerships are generating revenue and earnings, we remain optimistic about the potential of our recently signed indirect contracts and the pipeline of new potential partners,” said CallWave President and CEO David Hofstatter. “Indirect partnerships will continue to be a key driver of our growth; however, given the difficulty in accurately forecasting the implementation efforts of larger partners, we will not be including this incremental revenue in the third and fourth quarter forecasts.”

Conference Call

The company will host a corresponding conference call and live Webcast Friday March 4, 2005 at 4:30 p.m. Eastern Time (ET) to discuss more details of this press release. If you are interested in participating on the live call please dial (800) 240-2134 or outside the U.S. (303) 590-1109.

A live Webcast of the call will be available from the Investor Relations section of the company’s corporate website at www.callwave.com and via replay beginning one hour after the completion of the call. An audio replay of the call will also be available to investors beginning at 5:30 p.m. ET on March 4, 2005, through March 18, 2005, by dialing (800) 405-2236 and entering the passcode 11025949.

About CallWave

CallWave is a leader in VoIP enhanced services. The company provides VoIP application services on a subscription basis that add features and functionality to the telecommunications services used in mainstream homes and small offices. CallWave’s proprietary VoIP software allows subscribers to get more out of their existing networks – landline, mobile, and IP – by adding software-based call-handling features, and by bridging all three networks to help subscribers get their important calls. Founded in 1998, CallWave is headquartered in Santa Barbara, Calif. For further information, please visit www.callwave.com.

Safe Harbor Statement

Except for the historical statements contained herein, the foregoing release contains forward-looking statements, including statements regarding, among other matters, our future financial performance, including expected revenues and earnings per share for the third and fourth quarters of 2005. These forward-looking statements are subject to risks and uncertainties, and actual results could differ materially due to several factors, including but not limited to the ability to forecast consumer behavior and recognize or respond to emerging trends, changing preferences or competitive factors, the market acceptance of our new products and product enhancements, claims regarding alleged infringement of third parties’ intellectual property rights, the ability to maintain or expand our customer and partner relationships and other risks and uncertainties. Please consult the various reports and documents filed by CallWave with the U.S. Securities and Exchange Commission, including but not limited to CallWave’s prospectus on Form S-1 for factors potentially affecting the Company’s future financial results. All forward-looking statements are made as of the date hereof and CallWave disclaims any responsibility to update or revise any forward-looking statement provided in this news release. The preliminary results for the third quarter of fiscal 2005 are not necessarily indicative of CallWave’s operating results for any future periods.

CallWave is a registered trademark of CallWave, Inc. All other trademarks are the property of their respective holders.